Eilenberg & Krause llp

11 East 44th Street

New York, New York 10017

Telephone: (212) 986-9700

Facsimile: (212) 986-2399

October 11, 2013

Acorn Energy, Inc.
3903 Centerville Road
Wilmington, DE 19807

Ladies and Gentlemen:

We are acting as counsel to Acorn Energy, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, File No. 333-169434 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering (the “Offering”) of (i) up to 4,035,087 shares of the common stock, par value $.01 per share (the “Common Stock”) of the Company (the “Shares”), including 526,316 Shares comprising an over-allotment option, and (ii) Warrants (the “Warrants”) to purchase 228,070 shares of Common Stock (the “Warrant Shares”) to be issued to the underwriter for the Offering. The Offering is being made pursuant to the Prospectus dated October 27, 2010, which forms a part of the Registration Statement, as supplemented by a Prospectus Supplement dated October 11, 2013 (together with the Prospectus, the “Prospectus Supplement”).

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including the form of Underwriting Agreement between the Company and Maxim Group LLC (the “Underwriting Agreement”) and form of Warrant to be issued to the underwriters, expected to be filed by the Company as exhibits to the Company’s Current Report on Form 8-K on or about October 15, 2013.   In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

1. The Shares, the Warrants and the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company.

Acorn Energy, Inc.

October 11, 2013

2. When sold in the manner contemplated by the Underwriting Agreement, and upon receipt by the Company of payment therefor as provided therein, the Shares will be validly issued, fully paid and nonassessable.

3. When issued in accordance with the Underwriting Agreement and the Prospectus Supplement, the Warrants will be valid, binding, and enforceable obligations of the Company.

4. The Warrant Shares, when issued upon the exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Please be advised that we are qualified to practice law in the State of New York, and we do not purport to be experts on, nor do we express any opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K expected to be filed on October 15, 2013, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ EILENBERG & KRAUSE LLP

EILENBERG & KRAUSE LLP